EXHIBIT 99.1

ATMI Names Christian Kramer Senior Vice President and General Manager of Microelectronics

DANBURY, Conn., Feb. 11, 2013 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today announced Christian Kramer has been named Senior Vice President and General Manager of its Microelectronics business. The company also announced that Tod Higinbotham, Executive Vice President and General Manager of Microelectronics, is leaving the company.

"Chris is an industry veteran with over two decades of experience as a senior executive in the technology sector," said Doug Neugold, Chief Executive Officer. "Since joining ATMI a little over two years ago, he's shown great leadership in executing the SDS Direct transaction by bringing that business back into ATMI, as well as the reinvigoration of the Packaging business, and launching our 3-D Liner and BrightPak. Prior to joining ATMI, Chris worked at Tokyo Electron America, where he played critical roles in developing and executing their Key Customer and North American strategies, most notably in support of IBM, their alliance partners around the world, and other efforts around the Albany Nanocenter. I look forward to Chris extending his leadership and applying his skills to the rest of our Microelectronics business."

Neugold added, "Tod Higinbotham has been a valued and integral member of the Executive Team. Under his leadership, ATMI has established itself as a value technology developer and critical product supplier to the leading edge fabs of the world. We wish him the very best in all of his future endeavors."

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

CONTACT: Troy Dewar
         Director, Investor Relations
         203.207.9349
         tdewar@atmi.com